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                                                                      EXHIBIT 21


                                    10K-1999

                           Rainbow Technologies, Inc.
                              List of Subsidiaries



Rainbow Technologies North America, Inc.
Mykotronx, Inc.
Rainbow Technologies, Ltd. (UK)
Rainbow Technologies, SARL (France)
Rainbow Technologies, SA (France)
Rainbow Technologies, GmbH (Germany)
Rainbow Technologies, BV (Netherlands)
Rainbow Technologies, Pty., Ltd. (Australia)
Rainbow Technologies (Russia)
Rainbow Technologies Co., Ltd. (Taiwan)
Rainbow Information Technologies Co., Ltd. (China)